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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                          July 15, 1997


                      AMERITECH CORPORATION
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State of other jurisdiction of incorporation)


    1-8612                                            36-3251481
Commission File Number                         IRS Employer ID No.


         30 South Wacker Drive, Chicago, Illinois 60606
            (Address of principal executive offices)

Registrant's telephone number, including area code: (312)750-5000

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Item 7. Financial Statements and Exhibits


     Ameritech (NYSE: AIT) today reported its 15th consecutive quarter of double-digit earnings growth before one-time items-the longest sustained double-digit growth record among major U.S.
communications companies.

     Second-quarter 1997 earnings per share increased 10.8% to $1.13 per share before a one-time charge for Ameritech's share of a workforce restructuring charge at one of its overseas investments. This compares with earnings of $1.02 per share in the second quarter of 1996. Profits grew 10.1% before the one-time item, to a record $624 million, up from $567 million in the second quarter of 1996. Revenues were the highest of any quarter in Ameritech's history-$3.99 billion, up 6.5% from the second quarter of 1996. Including the one-time charge of $87 million or 16 cents a share, Ameritech's reported second-quarter earnings were $537 million or 97 cents per share.

     Ameritech's customer growth was strong. The company added 148,000 cellular customers in the quarter and 344,000 customers over the six-month period-the largest second-quarter and first-half gains in the company's history. Ameritech also added 122,000 security monitoring customers in the second quarter.

     Ameritech's growth at the end of the second-quarter included:

     o 31% annual growth in cellular customers to 2.9 million.
     o 38% annual increase in paging customers to 1.3 million.
     o 22% annual growth in sales of call management services such as Caller ID, call waiting and voice messaging.
     o 3.3% annual increase in access lines to 20 million.
     o 8.6% annual growth in network access minutes of use.
     o 42% annual increase in security monitoring customers to 566,000.

     Also during the second quarter, Ameritech continued its aggressive push to enter the $9 billion long distance business in its five-state local phone market. Ameritech has opened its local markets to competition faster than any other company in the country, and urges an end to the red tape and delays that are stalling development of more competition in long distance markets. Ameritech applied to the FCC for approval to provide long distance in Michigan on May 21 and supported that filing with extensive supporting data on July 7. The FCC's ruling on Michigan is expected by August 19. Ameritech plans to file for long distance entry in additional states in the near future.

     Ameritech also advanced its growth through further expansion of its cable TV and security monitoring businesses. It has added 13 new cable TV franchises this year and now has 42 franchises covering more than 2 million population. The company now offers its enhanced cable TV service in 26 communities, and 3 out of every 10 cable TV families have already signed up for Ameritech's service where it's marketed. Ameritech also acquired additional security monitoring assets during the first half, in both Canada and the United States. SecurityLink from Ameritech is the second largest company in the $13 billion North American security monitoring market.

     For the first six months of 1997, Ameritech earnings before the one-time charge rose 11.0% to $1,160 million, compared with $1,045 million in the first half a year ago. First-half earnings per share before the charge grew 11.6% to $2.11 compared with $1.89 a year ago. Revenues increased to $7.84 billion from $7.31 billion in the first half of 1996. Including the one-time charge, first-half reported net income was $1,073 million or $1.95 per share.

     At the end of the second quarter, Ameritech's cumulative total return to investors since its stock began trading on November 21, 1983 was 1,198%-ranking number one among major U.S. communications companies. Total return equals stock price appreciation plus reinvested dividends. The total return for the S&P 500 over the same period was 730%. The average for the United States' large local communications companies and the big three long distance companies was 728%.

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               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            (Dollars in millions, except per share amounts)

                                         Three Months Ended
                                               June 30
                                                                Percent
                                         1997 (1)     1996(1)    Change
                                      (Unaudited)   (Unaudited)

Revenues                                 $3,986        $3,744      6.5%
Operating expenses                        2,945         2,798      5.3%

Operating income                          1,041           946     10.0%

Other (income) expense, net
   Belgacom restructuring (2)                87            --      n/a
   Recurring other income                   (73)          (73)      --
        Total other, net                     14           (73)     n/a

Interest expense                            123           128     (3.9)%
Income before income taxes                  904           891      1.5%
Income taxes                                367           324     13.3%
Net income                               $  537        $  567     (5.3)%

Average common shares
   Outstanding  (000)                   549,974       553,173     (0.6)%

Earnings per common share                 $0.97         $1.02     (4.9)%

Dividends declared per
   common share                          $0.565        $0.530      6.6%

      (1) Income before the one-time charge in 1997 rose 10.1 percent to $624 million from $567 million in the second quarter of 1996. Earnings per share before the one-time charge grew 10.8 percent to $1.13 per share, up from $1.02 per share in the second quarter of 1996. See note (2) for details of the one-time item reflected in 1997.

      (2) Results for the three months ended June 30, 1997, include a one-time after-tax charge of $87 million or $0.16 cents a share related to Ameritech's share of the costs associated with a restructuring at Belgacom, the national communications company for Belgium. In May 1997, Belgacom offered certain of its 27,000 work force financial incentives to voluntarily leave the business by the end of 1998. About 6,300 employees accepted the offer. Ameritech is 17.5% owner and strategic partner in Belgacom.

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                   CONSOLIDATED STATEMENTS OF INCOME
            (Dollars in millions, except per share amounts)

                                            Six Months Ended
                                                June 30          Percent
                                         1997 (1)     1996 (1)    Change
                                       (Unaudited)   (Unaudited)

Revenues                                 $7,845        $7,311       7.3%
Operating expenses                        5,892         5,543       6.3%

Operating income                          1,953         1,768      10.5%

Other (income) expense, net
   Belgacom restructuring (2)                87            --       n/a
   Recurring other income                  (138)         (124)     11.3%
        Total other, net                    (51)         (124)    (58.9)%

Interest expense                            248           252      (1.6)%
Income before income taxes                1,756         1,640       7.1%
Income taxes                                683           595      14.8%
Net income                               $1,073        $1,045       2.7%

Average common shares
   outstanding  (000)                   550,249       553,962      (0.7)%

Earnings per common share                 $1.95         $1.89       3.2%
Dividends declared per
   common share                           $1.13         $1.06       6.6%

      (1) Income before the one-time charge in 1997 rose 11.0 percent to $1,160 million from $1,045 million in the first half of 1996. Earnings per share before the one-time charge grew 11.6 percent to $2.11 per share, up from $1.89 per share in the first half of 1996. See note (2) for details of the one-time item reflected in 1997.

      (2) Results for the six months ended June 30, 1997, include a one-time after-tax charge of $87 million or $0.16 cents a share related to Ameritech's share of the costs associated with a restructuring at Belgacom, the national communications company for Belgium. In May 1997, Belgacom offered certain of its 27,000 work force financial incentives to voluntarily leave the business by the end of 1998. About 6,300 employees accepted the offer. Ameritech is 17.5% owner and strategic partner in Belgacom.

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                 CONDENSED CONSOLIDATED BALANCE SHEETS
                               (Dollars in millions)



                                                              Change
                                                                from
                                       June 30    Dec. 31     Dec. 31
                                        1997        1996        1996
ASSETS                              (Unaudited)

Current assets                         $ 3,887     $ 3,799    $   88
Property, plant and equipment           13,502      13,507        (5)
Investments, primarily international     1,976       2,323      (347)
Other assets and deferred charges        4,396       4,078       318
Total assets                           $23,761     $23,707        54


LIABILITIES AND SHAREOWNERS' EQUITY

Debt maturing within one year          $ 2,857     $ 3,155    $ (298)
Other current liabilities                3,767       3,677        90
Long-term debt                           4,065       4,437      (372)
Deferred credits and
   other long-term liabilities           5,047       4,751       296
Shareowners' equity                      8,025       7,687       338
Total liabilities and
   shareowners' equity                 $23,761     $23,707    $   54


                  SELECTED FINANCIAL AND OPERATING DATA
                               (Unaudited)
                          (Dollars in millions)
                                        June 30      June 30        %
                                         1997          1996       Change
Debt ratio                                46.3%         51.2%     (9.6)%
Customer lines (000's)                  20,041        19,399       3.3%
Employees                               67,764        66,913       1.3%
Telephone company employees             50,901        52,101      (2.3)%
Customer lines per telephone
   company employee                        394           372       5.9%

Return on average
   equity - adjusted
   for one-time item      Qtr.            31.0%         30.8%      0.6%
                          YTD             28.6%         28.5%      0.4%
Return on average total
   capital - adjusted
   for one-time item      Qtr.            19.0%         17.9%      6.1%
                          YTD             17.6%         17.0%      3.5%

Construction activity     Qtr.            $644          $556      15.8%
                          YTD           $1,177        $1,022      15.2%

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                            SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: July 15, 1997
                                   AMERITECH CORPORATION

                                   By /s/ Bruce B. Howat
                                   Bruce B. Howat
                                   Secretary